"Consent of Independent Registered Public Accounting Firm"

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus and Statement of Additional Information constituting part of this registration statement on Form N-14A (the "Registration Statement") of our reports dated February 11, 2009, relating to the financial statements and financial highlights of Montana Tax-Free Fund, Inc. and ND Tax-Free Fund, Inc., which appear in the respective annual reports to shareholders for the year ended December 31, 2008 which constitute part of the Registration Statement. We also consent to the reference to us under the heading "Experts" in the Combined Proxy Statement/Prospectus, which is part of the Registration Statement.

BRADY, MARTZ & ASSOCIATES, P.C.
Minot, North Dakota USA

April 7, 2009